U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

   Commonwealth Associates L.P.
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   (Last)               (First)                 (Middle)

   830 Third Avenue
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                                    (Street)

   New York,            New York                10022
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   The Rattlesnake Holding Company, Inc. (RTTL)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

   13-3467952
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4. Statement for Month/Year

   September 1999
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |_|   Director                             |X|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |_|  Form filed by one Reporting Person
   |X|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
Common Stock               9/14/99        S               33,000      D      $.23
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Common Stock               9/15/99        S                6,000      D      $.21
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Common Stock               9/20/99        S               22,333      D      $.163
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Common Stock               9/21/99        S               19,999      D      $.15
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Common Stock               9/30/99        S               12,001      D      $.16        773,334     I         (1)
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                                                                                         333,333     I         (2)
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                                                                                       3,718,658     D         (3)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    Form of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

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

Explanation of Responses:

(1) All of the shares of Common Stock reported as being sold on this Form 4 were sales of shares owned directly by Basil Asciutto ("Asciutto"), a shareholder and director of Commonwealth Associates Management Corp. ("CAMC"), the general partner of Commonwealth Associates L.P. ("Commonwealth"). The remaining 813,334 shares of Common Stock are owned directly by one or more of the following individuals, all of whom are directors and shareholders of CAMC: Asciutto, Robert Priddy ("Priddy") and Keith Rosenbloom ("Rosenbloom").

(2) These shares are owned directly by Michael S. Falk ("Falk"), the Chairman, CEO and principal shareholder of CAMC.

(3) Each of Asciutto, Priddy, Rosenbloom, Robert Beuret (a director and shareholder of CAMC) and Falk disclaim beneficial ownership of the shares held by Commonwealth other than that portion which corresponds with each of their equity ownership in CAMC.


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


By: Commonwealth Associates Management Corp.


/s/ Joseph Wynne                                                 6/15/00
---------------------------------------------            -----------------------
** Signature of Reporting Person                                  Date
By: Joseph Wynne, Chief Financial Officer

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                             JOINT FILER INFORMATION

Name:                              Commonwealth Associates L.P.
                                   830 Third Avenue
                                   New York, New York 10022

Designated Filer:                  Commonwealth Associates L.P.

Issuer & Ticker Symbol:            The Rattlesnake Holding Company, Inc. (RTTL)

Statement Month/Year:              September 1999

Signature:                         By: Commonwealth Associates Management Corp.,
                                   its General Partner


                                   By: /s/ Joseph Wynne
                                       -----------------------------------------
                                       Joseph Wynne, Chief Financial Officer


Name:                              Commonwealth Associates Management Corp.
                                   830 Third Avenue
                                   New York, New York 10022

Designated Filer:                  Commonwealth Associates L.P.

Issuer & Ticker Symbol:            The Rattlesnake Holding Company, Inc. (RTTL)

Statement Month/Year:              September 1999

Signature:                         By: /s/ Joseph Wynne
                                       -----------------------------------------
                                       Joseph Wynne, Chief Financial Officer


Name:                              Michael S. Falk
                                   830 Third Avenue
                                   New York, New York 10022

Designated Filer:                  Commonwealth Associates L.P.

Issuer & Ticker Symbol:            The Rattlesnake Holding Company, Inc. (RTTL)

Statement Month/Year:              September 1999


Signature:                         /s/ Michael S. Falk
                                   ---------------------------------------------
                                             Michael S. Falk

Name:                              Keith Rosenbloom
                                   830 Third Avenue
                                   New York, New York 10022

Designated Filer:                  Commonwealth Associates L.P.

Issuer & Ticker Symbol:            The Rattlesnake Holding Company, Inc.  (RTTL)

Statement for Month/Year:          September 1999


Signature:                         /s/ Keith Rosenbloom
                                   ---------------------------------------------
                                             Keith Rosenbloom


Name:                              Basil Asciutto
                                   830 Third Avenue
                                   New York, New York 10022

Designated Filer:                  Commonwealth Associates L.P.

Issuer & Ticker Symbol:            The Rattlesnake Holding Company, Inc.  (RTTL)

Statement for Month/Year:          September 1999


Signature:                         /s/ Basil Asciutto
                                   ---------------------------------------------
                                             Basil Asciutto


Name:                              Robert Beuret
                                   830 Third Avenue
                                   New York, New York 10022

Designated Filer:                  Commonwealth Associates L.P.

Issuer & Ticker Symbol:            The Rattlesnake Holding Company, Inc. (RTTL)

Statement for Month/Year:          September 1999


Signature:
                                   ---------------------------------------------
                                             Robert Beuret

Name:                              Robert Priddy
                                   RMC Capital
                                   1640 Powers Ferry, Suite 125
                                   Marietta, Georgia 30067

Designated Filer:                  Commonwealth Associates L.P.

Issuer & Ticker Symbol:            The Rattlesnake Holding Company, Inc. (RTTL)

Statement Month/Year:              September 1999


Signature:                         /s/ Robert Priddy
                                   ---------------------------------------------
                                             Robert Priddy